FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust II

Fund	Fidelity California AMT Tax-Free Money Market Fund
Trade Date	10/23/13
Settle Date	11/5/13
Security Name	CA ST GO VAR PURP RFD 11/1/14
CUSIP	13063CGD6
Price	103.762
Transaction Value	$ 4,114,163.30
Class Size	$ 534,060,000
% of Offering	0.742%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Citigroup
Underwriting Members: (3)	J.P. Morgan
Underwriting Members: (4)	De La Rosa & Co.
Underwriting Members: (5)	Academy Securities Inc.
Underwriting Members: (6)	Alamo Capital
Underwriting Members: (7)	BNY Mellon Capital Markets, LLC
Underwriting Members: (8)	Backstrom McCarley Berry & Co., LLC
Underwriting Members: (9)	Bank of America Merrill Lynch
Underwriting Members: (10)	Barclays
Underwriting Members: (11)	Cabrera Capital Markets, LLC
Underwriting Members: (12)	City National Securities, Inc.
Underwriting Members: (13)	Fidelity Capital Markets
Underwriting Members: (14)	Goldman, Sachs & Co.
Underwriting Members: (15)	Hutchinson, Shockey Erley & Co.
Underwriting Members: (16)	Jefferies
Underwriting Members: (17)	Lebenthal & Co., LLC
Underwriting Members: (18)	Loop Capital Markets
Underwriting Members: (19)	Mitsubishi UFJ Securities
Underwriting Members: (20)	Oppenheimer & Co. Inc.
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	RH Investment Corp.
Underwriting Members: (23)	Ramirez & Co., Inc.
Underwriting Members: (24)	SL Hare Capital, Inc.
Underwriting Members: (25)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (26)	Southwest Securities, Inc.
Underwriting Members: (27)	Stern Brothers & Co.
Underwriting Members: (28)	Stifel
Underwriting Members: (29)	Wells Fargo Bank, National Association
Underwriting Members: (30)	William Blair & Company